House of Taylor Jewelry/BW Fulfillments

June 29, 2005

June 29, 2005

Jack Abramov, Chief Executive Officer

Monty Abramov, Executive Vice President

House of Taylor Jewelry, Inc.

9200 Sunset Boulevard, Suite 425

West Hollywood, California 90069

Re:

House of Taylor Jewelry/Baguette World Fulfillments Agreement

Gentlemen:

This letter agreement is intended to set forth the terms and conditions of a proposed business relationship between Baguette World, a California corporation and Global Jewelry Concepts, Inc., a California corporation (“House of Taylor Jewelry”).

1.

Baguette World Services. Baguette World will provide services to House of Taylor Jewelry, with terms for the different categories of products described below (“Fulfillment Services”).

(a)

Products Sold under House of Taylor Jewelry Names, Manufactured by Baguette World.

(i)

House of Taylor Jewelry will design and market a line of jewelry products, to be sold under trademarks that are licensed by House of Taylor Jewelry from third parties, including but not limited to the Taylor, House of Taylor and Kathy Ireland marks. Baguette World will also make available to House of Taylor certain product designs previously sold under the Baguette World name that will be included in the House of Taylor Jewelry line. The products described in this paragraph will be sold both by salespeople employed by House of Taylor Jewelry and by salespeople employed by Baguette World, and each company will be responsible for paying the base draws of its own employed salespeople. As orders are received for these products, Baguette World will manufacture, ship, bill and collect for them. Baguette World will purchase the inventory required to manufacture these products, and will own the accounts receivable, which may be pledged by Baguette World to its bank. Baguette World will pay to House of Taylor Jewelry a distribution fee of not less than 7.5% and not more than 15% of the amounts collected for such sales. Except for the distribution fee, Baguette World will retain all proceeds from such sales. The exact distribution fee will be determined by mutual agreement and is expected to start at the low end of the range and increase over time. This distribution fee will apply whenever the product sold bears a trademark owned or licensed by House of Taylor Jewelry, regardless of whether the customer has previously been a customer of Baguette World. House of Taylor Jewelry shall be responsible for paying any license fee to the parties from which House of Taylor Jewelry licenses a mark under which such products are sold. The distribution fees for diamonds sold separately shall be the subject of a separate agreement to be negotiated and entered into by the parties.

(ii)

The parties will use their best efforts to modify the arrangements described in paragraph (i) above to enable House of Taylor to own the accounts receivable, provided that (x) the parties jointly shall make accommodations satisfactory to Baguette World’s bank, as for example by pledging the receivables to secure Baguette World’s debt, or delivering guarantees of that debt, so that the bank and Baguette World’s credit availability and debt terms

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June 29, 2005

are not adversely affected by removal of the receivables from Baguette World’s pledged asset base, and (y) Baguette World is not adversely affected economically by the restructuring.

(b)

Mirabelle 18k and Techline Products. House of Taylor Jewelry currently outsources manufacture of its Mirabelle 18k and Techline Jewelry collections to a third party. As to the Mirabelle 18k and Techline Jewelry products, Baguette World will receive products from the manufacturer, warehouse, inspect, load the sales force with samples, ship, bill and collect receivables. Baguette World will not purchase or finance the materials required to manufacture these products, nor take title to the products, and will not own the accounts receivable. For any of these products that are sold by salespeople employed by Baguette World, Baguette World shall be paid a sales commission of 5% of the net sales price.

(c)

Autore South Sea Pearls Products. Baguette World will receive, warehouse, inspect, load sales force with samples, ship, bill and collect for jewelry products obtained by House of Taylor Jewelry from Autore. Baguette World will not purchase or finance the materials required to manufacture these products, nor take title to the products, and will not own the accounts receivable. For any of these products that are sold by salespeople employed by Baguette World, Baguette World shall be paid a sales commission of 5% of the net sales price.

(d)

Other Products. House of Taylor Jewelry also expects to offer lines of jewelry produced by other independent manufacturers. Baguette World will receive, warehouse, inspect, load sales force with samples, ship, bill and collect for jewelry products obtained by House of Taylor Jewelry from such other trading partners. Baguette World will not purchase or finance the materials required to manufacture these products, nor take title to the products, and will not own the accounts receivable. For any of these products that are sold by salespeople employed by Baguette World, Baguette World shall be paid a sales commission of 5% of the net sales price.

(e)

Reimbursement of Fulfillments and Sales Costs. For Fulfillment Services provided from the date hereof through January 1, 2006, Baguette World will not require any compensation. Prior to January 1, 2006, Baguette World and House of Taylor will confirm the actual incremental monthly expenses that Baguette World has incurred in providing Fulfillment Services, which may include, for example, added staff, insurance premiums, shipping costs and other mutually agreed items, and which may include incremental general and administrative costs of, and sales incentives for, Baguette World (“Fulfillments Costs”). House of Taylor Jewelry will pay Baguette World on a monthly basis for Fulfillments Costs that are incurred after January 1, 2006. If Baguette World and House of Taylor are unable to agree to the appropriate scope of reimbursement prior to January 1, 2006, either party shall be entitled to terminate the business relationship between the companies in its entirety on 30 days’ notice.

(f)

Timing of Payments. In connection with products sold hereunder Baguette World will pay monthly all distribution and other fees and amounts owed to House of Taylor Jewelry for sales, with each month’s payment timed to coincide with House of Taylor Jewelry’s obligations under master license agreements with Interplanet Productions Ltd. and Sandbox LLC (the “Master Licenses”), the licensors of Elizabeth Taylor and Kathy Ireland brands.

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(g)

Certain Operational Matters. Pricing for products sold by Baguette World under brands owned or licensed by House of Taylor will be determined by mutual agreement prior to offer of the products for sale. House of Taylor will be responsible for producing and paying for promotional material and advertising for the lines of products sold by Baguette World under House of Taylor brands. For products manufactured by Baguette World and sold under the House of Taylor brands, Baguette World will provide its standard warranty in accordance with the past practices of its independent business, and will indemnify House of Taylor against warranty claims, so long as House of Taylor makes no representation to customers that exceeds the terms of the Baguette World warranty. To the extent that Baguette World receives any claims of customers of products for which Baguette World handles fulfillment, but which products were produced by another manufacturer with which House of Taylor has a relationship, Baguette World will refer those claims to the manufacturer of the goods, and House of Taylor will indemnify Baguette World against any liability in connection with such claims.

2.

Baguette World Business Continuation. Except as expressly stated otherwise in this letter, Baguette World shall be entitled to continue to conduct its business in all respects as prior to entry into this agreement. Baguette World may sell products under Baguette World or other non-House of Taylor marks to customers to whom Baguette World sold products prior to the date of this agreement. Baguette World may also sell products under Baguette World or other non-House of Taylor marks (i) in connection with its current Internet business, or (ii) to new customers, only if House of Taylor Jewelry does not want to carry those products as part of its line and does not want those customers as authorized House of Taylor Jewelry dealers. Baguette World will not owe any distribution fee to House of Taylor Jewelry in connection with sales described in subsections (i) and (ii) of this paragraph. For as long as the business relationship established under this agreement continues, Baguette World will not sell Baguette World branded products to any customer that is an authorized House of Taylor Jewelry dealer.

3.

Term. The arrangements described in this Agreement shall continue until June 30, 2009, unless either party materially breaches its obligations under this Agreement, and fails to cure such breach within 30 days after written notice from the other party. Expiration of the Fulfillment Services on January 1, 2006 or other termination of the parties’ business relationship shall not affect Section 4 (“Confidentiality”), all of which shall survive. Upon any termination or expiration of the arrangements set forth in Section 1 of this Agreement, or when Baguette World ceases to carry the House of Taylor Jewelry, unless House of Taylor Jewelry purchases Baguette World’s inventory of products bearing the marks owned or licensed by House of Taylor Jewelry, Baguette World shall be entitled to liquidate its remaining inventory. Notwithstanding the foregoing, House of Taylor Jewelry may terminate the Fulfillment Services for any reason after December 31, 2005 on 90 days’ written notice to Baguette World (the “Voluntary Termination”).

4.

Confidentiality. Each party will keep confidential, and use only for purposes of furthering the transactions contemplated by this agreement, any non-public information provided to it by the other party in connection with this agreement, except as otherwise required by law. There will be no public announcement of this agreement except with mutual consent and prior review by both parties. The provisions of this section will survive any termination of the business relationship between the parties, for a period of three years.

5.

Trademarks. Baguette World may use the trademarks, trade names and copyrights owned by House of Taylor or licensed by House of Taylor from third parties, solely in

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connection with exercise of its rights or obligations under this Agreement, including but not limited to its rights under Section 1, and subject to House of Taylor’s review and control of manner and use consistent with House of Taylor Jewelry’s obligations under the Master Licenses.

6.

Independent Contractor. Each party will act as an independent contractor, and the parties are not joint venturers or partners. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

7.

Costs. Each of the parties hereto will be solely responsible for and bear all of its respective expenses, including, without limitation, expenses of legal counsel, incurred at any time in connection with pursuing or consummating this agreement.

8.

Governing Law. This Letter shall be construed and interpreted under and pursuant to the laws of the State of California.

9.

Arbitration. If any material disagreement arises between the parties in connection with this agreement or the performance of any obligations under it or any termination of the relationship between the parties, either party may by notice to the other request that, within 30 days, they submit the dispute to mediation before an agreed mediator or if the parties are unable to agree on the mediator then before a mediator in Los Angeles County associated with JAMS (www.jamsadr.com) or Alternative Resolution Centers (www.arc4adr.com). If a party refuses to participate in such a mediation, that party will become ineligible for any award of legal fees. If the dispute is not resolved by mediation, then the parties agree to submit the dispute to arbitration in Los Angeles County pursuant to Section 1280 et seq. of the California Code of Civil Procedure, before a single, neutral arbitrator appointed by JAMS or Alternative Resolution Centers or, if the parties are unable to agree on an arbitrator then either party may petition a court for appointment of an arbitrator under Section 1280 et seq. of the California Code of Civil Procedure. During the pendency of the arbitration the fees of the arbitrator shall be split equally by the parties, provided, however, that the arbitrator may include in the arbitration award both recovery of a party’s portion of the arbitration fees, and the party’s reasonable legal fees and expenses, if such appears equitable to the arbitrator, except that no such award shall be made to a party who failed to participate in a mediation as prescribed by this Section 9.

10.

Sublicense to Baguette World. In the event of the Voluntary Termination or in the event this Agreement is terminated by House of Taylor Jewelry through no fault of Baguette World House of Taylor Jewelry hereby grants to Baguette World a sublicense to sell and distribute those House of Taylor Jewelry products and styles that are referenced in paragraph 1.(a)(i) (the “Sublicense”). The Sublicense shall terminate and end on the earlier of (i) death or retirement of either of Jacob K. Katz or Eliezer Sandberg from the full time affairs of Baguette World; (ii) sale of all or substantially all or change of control of Baguette World (iii) or on June 30, 2009. The validity, continuation and interpretation of the Sublicense shall in every respect be subject to the terms, conditions and other provisions of each of the Master Licenses.

11.

Master Licenses Govern. If any term or provision of this letter agreement conflicts or is at a variance from either of the Master Licenses, the terms of the Master Licenses shall in all respects govern.

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12.

Assignment. Neither party may assign its rights or delegate its duties under this Agreement.

13.

Entire Agreement; Amendments. This Agreement is intended by the parties as a final expression of their Agreement with respect to the terms included herein, and may not be contradicted or varied by evidence of any prior or contemporaneous agreement. All prior negotiations, correspondence, memoranda, and agreements, whether oral or written, are merged herein. Any change, revision or modification of any provision of this Agreement shall not be binding unless executed in writing and signed by a duly authorized representative of each of the parties hereto.

Please indicate your agreement to the terms set forth above by executing this Letter where indicated below and returning the executed copy.

Very truly yours,

BAGUETTE WORLD

By

Jacob K. Katz

By

Eliezer Sandberg

AGREED AND ACCEPTED:

GLOBAL  JEWELRY CONCEPTS, INC.

By

    Jack Abramov, Chief Executive Officer

APPROVED THIS ____ DAY OF JUNE 2005

INTERPLANET PRODUCTIONS LTD.

By

SANDBOX JEWELRY LLC

By

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